Exhibit 1

Contacts:

George Sard/Jonathan Gasthalter/Renée Soto

Sard Verbinnen & Co.

(212) 687-8080

TCI AND 3G CAPITAL SEND LETTER TO CSX SHAREHOLDERS

NEW YORK, JUNE 20, 2008 — The Children’s Investment Fund Management (UK) LLP (“TCI”) and 3G Capital Partners, Ltd. (“3G”) today sent the following letter to shareholders of CSX Corp. (NYSE: CSX).

The full text of the letter follows:

3G Capital

June 19, 2008

Dear Fellow CSX Shareholder,

Earlier this week, RiskMetrics Group - ISS Governance Services, the leading independent proxy voting advisory and corporate governance services firm (“ISS”), recommended that CSX shareholders vote to elect four of the five candidates nominated by TCI/3G for election to the board of directors of CSX Corporation.  Noting that “this [proxy] fight is about the makeup of the [CSX] board” and not about who controls CSX, ISS concluded that TCI/3G nominees Christopher Hohn, Alexandre Behring, Gilbert Lamphere and Timothy O’Toole “either have a strong track record in creating shareholder value and/or would provide significant industry experience or an invaluable shareholder perspective to the [CSX] board.”

We agree with ISS’s conclusion, but believe that, with his significant transportation and financial experience, Gary L. Wilson, our fifth board nominee, also will add value to CSX boardroom deliberations.  Therefore, we urge you to vote for the election of all five of the TCI/3G nominees by completing, signing and promptly returning TCI/3G’s BLUE proxy card today.

ISS recognizes TCI/3G’s commitment to CSX.

We are pleased to have the endorsement of ISS, whose subscribers include many of the world’s largest institutional investors and whose views on corporate governance are sought by most of the world’s leading public companies.  We also are gratified that ISS has acknowledged our “particularly in-depth understanding of [CSX] and the railroad industry” — knowledge gained through years of research and hands-on railroad experience.  In fact, in its analysis ISS stated that, “we cannot recall an activist investor platform as detailed and nuanced as TCI/3G’s, which to us demonstrates a significant investment of time and resources by [TCI and 3G] in the CSX investment thesis.”

ISS also recognized the magnitude and nature of TCI/3G’s investment in CSX.  “We note the dissidents will have an economic stake 15x that of the incumbent board with only their physical shares, and as such would better align the interests of directors and shareholders,” the proxy advisor observed, adding that, “TCI has been economically exposed to CSX for almost 20 months, once again reminding investors to treat a company’s cry of hedge fund ‘short-termism’ with a fair amount of skepticism.”

CSX remains “one of the underperformers within its peer group.”

While acknowledging recent improvements in performance at CSX, ISS noted that CSX “appears to remain one of the underperformers within its peer group, with significant gaps remaining between CSX and the industry leaders on margin, FCF, return and productivity.” ISS also opined that our concerns regarding customer service and capital spending at CSX are legitimate.  Despite CSX’s rejection of comparisons to industry leader Canadian National, ISS found that such benchmarking appears to have industry and analyst support.  Its conclusions regarding our analysis of performance at CSX are summarized by ISS’s observation that, “TCI/3G make some convincing arguments that there is substantial potential to be realized by improving various productivity metrics at CSX, which could lead to significant value upside.”

CSX’s behavior raises corporate governance concerns for ISS.

ISS disapproves of the incumbent board’s decision to move the record date for determining shareholders entitled to vote at the annual meeting, which struck ISS as “manipulative,” and the choice of venue for the rescheduled annual meeting (“a relatively inaccessible rail yard in New Orleans”), implying “an inappropriate attempt to ‘game the system’.”  ISS also shares our concern regarding the company’s “Washington strategy,” stating that, “we find it hard to believe that CSX has not played a role in generating governmental interference with respect to this proxy fight.” Finally, ISS shares our disappointment in the board’s continuing opposition to shareholder support for the right to call a special meeting at any time and for any purpose, including the right to remove and replace directors, which was approved by CSX shareholders at last year’s annual meeting by a margin of more than 2 to 1.

To ISS, the choice is clear:

Based on [CSX’s] lagging operational performance and the troubling corporate governance implications of the company’s aggressive proxy fight defense, and the dissident nominees’ track record, skill sets and experience (as well as the numerous additional factors detailed at length [in the ISS report]), on balance we recommend that CSX shareholders support four [TCI/3G] nominees: Hohn, Behring, Lamphere and O’Toole.

But, CSX has responded to the ISS voting recommendation by attacking ISS itself.

Consider the following coverage of CSX’s response to the ISS voting recommendation by Richard Beales in a Breaking Views article from earlier today:

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By slinging mud at [ISS’s] analysis and judgment, CSX is again avoiding the real governance issue.

. . .

The questions CSX should be addressing are the ones [that ISS] asked itself:  Have the dissidents showed the need for a change in the board’s composition?  And if so, are their nominees better qualified than the incumbent directors?

In mostly answering in the affirmative, [ISS] is not suggesting TCI and 3G are right in all their criticisms of CSX’s governance, strategy and operations.  It’s saying that shareholders’ interests would be better served by the injection of a few new, better qualified board members to debate such issues and hold Ward and his management team accountable.

CSX has scarcely addressed those questions, perhaps because the apparent lack of hands-on railway experience or other relevant expertise on the part of some of its long-serving directors might be hard to defend.  . . . But [ISS] isn’t in the fight.  CSX executives owe shareholders a persuasive rebuttal - if they have one - of [ISS’s] message, not potshots at the messenger.

Time is short!  CSX’s 2008 annual meeting of shareholders

 will be held on Wednesday, June 25.

Again, if you believe CSX cannot afford to rest on its laurels in favorable pricing and market environments, if you believe that CSX should strive to achieve its full operating potential, if you believe that CSX can and should be the best railroad in America and, finally, if you believe the board of CSX will benefit from the railroad experience of our nominees, along with the perspectives of large shareholders who are engaged because they have made a significant investment in CSX stock using their own money, we urge you to join with us in electing our five nominees to the board of directors of CSX by voting on the BLUE TCI/3G proxy card today.

If you have any questions or need assistance in voting your shares, please call D. F. King & Co., Inc., which is assisting TCI and 3G with the solicitation of proxies from CSX shareholders, toll-free at 1-800-967-7635.

Our nominees pledge to work constructively and tirelessly to advance the interests of all CSX shareholders.

We thank you for your consideration and support.

Very truly yours,

/s/ Chris Hohn	/s/ Alex Behring
Managing Partner, TCI	Managing Director, 3G Capital

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About TCI

TCI is a London-based asset manager founded in 2003 which manages The Children’s Investment Master Fund.  TCI makes long-term investments in companies globally.  The management company is authorized and regulated in the United Kingdom by the Financial Services Authority.  The majority of TCI’s profits go to The Children’s Investment Fund Foundation, a non-profit organization focused on improving the lives of children living in poverty in developing countries.

About 3G

3G manages a private investment fund that invests in global equities and special situations.  3G Fund L.P. leverages its deep industry and operating expertise in different sectors to identify attractive, long-duration investment opportunities.

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THIS PRESS RELEASE IS FOR GENERAL INFORMATIONAL PURPOSES ONLY. IT DOES NOT HAVE REGARD TO THE SPECIFIC INVESTMENT OBJECTIVE, FINANCIAL SITUATION, SUITABILITY, OR THE PARTICULAR NEED OF ANY SPECIFIC PERSON WHO MAY RECEIVE THIS PRESS RELEASE, AND SHOULD NOT BE TAKEN AS ADVICE ON THE MERITS OF ANY INVESTMENT DECISION. THE VIEWS EXPRESSED HEREIN REPRESENT THE OPINIONS OF THE CHILDREN’S INVESTMENT FUND MANAGEMENT (UK) LLP, THE CHILDREN’S INVESTMENT FUND MANAGEMENT (CAYMAN) LTD., THE CHILDREN’S INVESTMENT MASTER FUND, 3G CAPITAL PARTNERS LTD., 3G CAPITAL PARTNERS, L.P., 3G FUND L.P., CHRISTOPHER HOHN, ALEXANDRE BEHRING, GILBERT LAMPHERE, TIMOTHY O’TOOLE AND GARY WILSON (COLLECTIVELY, THE “PARTICIPANTS”), AND ARE BASED ON PUBLICLY AVAILABLE INFORMATION WITH RESPECT TO CSX CORPORATION .

EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS ADDRESSED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE CERTAIN RISKS AND UNCERTAINTIES. YOU SHOULD BE AWARE THAT ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. THE PARTICIPANTS ASSUME NO OBLIGATION TO UPDATE THE FORWARD-LOOKING INFORMATION.

THE PARTICIPANTS RESERVE THE RIGHT TO CHANGE ANY OF THEIR OPINIONS EXPRESSED HEREIN AT ANY TIME AS THEY DEEM APPROPRIATE. THE PARTICIPANTS DISCLAIM ANY OBLIGATION TO UPDATE THE INFORMATION CONTAINED HEREIN.

THIS PRESS RELEASE DOES NOT RECOMMEND THE PURCHASE OR SALE OF ANY SECURITY. THE PARTICIPANTS INCLUDE FUNDS AND ACCOUNTS THAT ARE IN THE BUSINESS OF TRADING — BUYING AND SELLING - PUBLIC SECURITIES. IT IS POSSIBLE THAT THERE WILL BE DEVELOPMENTS IN THE FUTURE THAT CAUSE ONE OR MORE OF THE PARTICIPANTS FROM TIME TO TIME TO SELL ALL OR A PORTION OF THEIR SHARES IN OPEN MARKET TRANSACTIONS OR OTHERWISE (INCLUDING VIA SHORT SALES), BUY ADDITIONAL SHARES (IN OPEN MARKET OR PRIVATELY NEGOTIATED TRANSACTIONS OR OTHERWISE), OR TRADE IN OPTIONS, PUTS, CALLS OR OTHER DERIVATIVE INSTRUMENTS RELATING TO SUCH SHARES.

ALL CSX STOCKHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS

FROM THE STOCKHOLDERS OF THE ISSUER FOR USE AT THE 2008 ANNUAL MEETING OF STOCKHOLDERS OF THE ISSUER BECAUSE THEY CONTAIN IMPORTANT INFORMATION. THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY HAVE BEEN MAILED TO STOCKHOLDERS OF THE ISSUER AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. INFORMATION RELATING TO THE PARTICIPANTS IS CONTAINED IN THE DEFINITIVE SCHEDULE 14A FILED BY THE PARTICIPANTS WITH THE SEC ON APRIL 28, 2008.